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CALIFORNIA INDEPENDENT SYSTEM OPERATOR


                                                 November 24, 1997

Mr. H. Ronald Nash
Vice President, Perot Systems Corporation
12377 Merit Drive
Suite 1100
Dallas, Texas 75251


Dear Ron:

     Many thanks for your and Chuck Bell's trip to Folsorn last week to help work out the conflict of interest matter involving Perot's contemplated consulting services ("the Services") in conjunction with Policy Analysis Corporation ("PAC"). I believe that we are in agreement on the need to move forward quickly to remedy the situation.

     Your recognition that the appearance of conflict weighs as heavily as actual conflict was most welcome. Public confidence in the fairness of the ISO and PX Systems must be one of its salient characteristics; it is a major and substantial interest of ours - and the FERC's - in the design and procurement of the system and the market. That the ISO is a quasi-public if not a public entity and the procurement funds for the system are quasi-public if not public funds, are important elements of the environment in which we are operating.

     Achievement of the December 5 deadline for having our conflict solution in place will be important, as I outlined. By way of summary, the elements that need to be available or in place are as follows:

     * The form of a disclaimer which will be issued to past and future prospects for the Services. We are to have the total number of prospects approached and "pitched"; you will approach all past and future prospects and secure permission to disclose their identity, if possible.

     * Provide a set of Ethics Assurance Procedures to assure appropriate isolation of the ISO/Alliance Project from the offering and providing of the Services. We need to identify the Project personnel in their varying capacities and their exposure or access to protected or non-public information relating to the Project, and identify as well the appropriate applicatory time periods.

     * Provide a control process to assure the continuing implementation of the above.

     * Provide certification in appropriate form that no protected or non-public information has been released, either to PAC or to prospective clients in the course of soliciting clients for the services or actually providing the services, as well as that the above described activities are being implemented.

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                                                               November 24, 1997

     I appreciate your looking into the form of the "teaming" arrangements between Perot and PAC for provision of the services so that we can be aware of their circumstances. Also of importance is your continuing assessment regarding how the ISO can receive assurance that the system is free of any gratuitous insertions or "hooks" designed to enable some feature of the Services, both past and future.

     Again, Ron, thank you for your positive response to our concerns. We look forward to responding rapidly to the items set forth above, after we receive your draft proposal.


                                          Sincerely,

                                          /s/
                                          Jeffrey Tranen
                                          President and Chief Executive Officer